Registration No. 333-85488

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 28	Trade Date: 2/10/2003
(To Prospectus dated July 22, 2002 as supplemented by Prospectus Supplement dated January 10, 2003)	Issue Date: 2/13/2003

The date of this Pricing Supplement is February 10, 2003

CUSIP or Common Code:	41013MGR5
Price to Public:	100.000% of the principal amount
Proceeds to Issuer:	$1,562,150.00
Discounts and Commissions:	0.500%
Reallowance:	1.500%
Dealer:	99.625%
Maturity Date:	8/15/2005
Stated Annual Interest Rate:	Floating Rate Note
Interest Reset Periods:	Quarterly, commencing on the 15th day of May, August, November and February (or, if such day is not a Business Day, the next following Business Day)
Interest Reset Dates:	The 15th day of May, August, November and February (or, if such day is not a Business Day, the next following Business Day)
Day Count Convention:	Actual/365 (Fixed)
Interest Rate Basis:	Treasury Rate
Index Maturity:	3 month
Spread:	+0.50%
Initial Interest Rate:	1.66937%
Maximum Interest Rate:	4.00% per annum with respect to each Interest Reset Period
Minimum Interest Rate:	N/A
Interest Payment Frequency and Dates:	Quarterly, on the 15th day of May, August, November and February (or, if such day is not a Business Day, the next following Business Day)
First Interest Payment Date:	5/15/2003
Additional Amounts:	N/A
Survivor’s Option:	Yes
Callable by Issuer:	No
If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A
Original Issue Discount [1] :	N/A
Other Material Terms (if any):	N/A

[1]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see “Tax Consequences to U.S. Holders — Original Issue Discount Notes” in the Prospectus.

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 28	Trade Date: 2/10/2003
(To Prospectus dated July 22, 2002)	Issue Date: 2/13/2003

The date of this Pricing Supplement is February 10, 2003

CUSIP or Common Code:	41013MGS3	41013MGT1	41013MGU8	41013MGV6	41013MGW4

Price to Public:	100.000%	100.000%	100.000%	100.000%	100.000%

Proceeds to Issuer:	$337,875.00	$1,201,312.00	$1,901,790.00	$8,607,780.00	$853,876.00

Discounts and Commissions:	0.625%	0.800%	1.000%	1.400%	1.400%

Reallowance:	0.150%	0.150%	0.150%	0.200%	0.200%

Dealer:	99.500%	99.350%	99.200%	98.800%	98.800%

Maturity Date:	2/15/2006	2/15/2007	2/15/2008	2/15/2011	2/15/2011

Stated Annual Interest Rate:	2.550%	3.050%	3.550%	Step: 3.000% through 8/14/05, and 6.000% thereafter (unless called)	4.250%

Interest Payment Frequency:	Monthly	Monthly	Monthly	Monthly	Monthly

First Payment Date:	3/15/2003	3/15/2003	3/15/2003	3/15/2003	3/15/2003

Additional Amounts:	N/A	N/A	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes	Yes	Yes

Callable by Issuer:	No	No	No	Yes	No

If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	N/A	N/A	8/15/2005 Callable one time only at 100% on call date above with 30 days notice	N/A

Original Issue Discount [2] :	N/A	N/A	N/A	N/A	N/A

Other Material Terms (if any):	N/A	N/A	N/A	N/A	N/A

[2]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see “Tax Consequences to U.S. Holders — Original Issue Discount Notes” in the Prospectus.

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 28	Trade Date: 2/10/2003
(To Prospectus dated July 22, 2002)	Issue Date: 2/13/2003

The date of this Pricing Supplement is February 10, 2003

CUSIP or Common Code:	41013MGX2	41013MGY0	41013MGZ7	41013MHA1	41013MHB9

Price to Public:	100.000%	100.000%	100.000%	100.000%	100.000%

Proceeds to Issuer:	$1,053,950.00	$145,410.00	$263,620.00	$470,925.00	$6,467,125.00

Discounts and Commissions:	1.500%	1.750%	2.000%	2.500%	2.750%

Reallowance:	0.200%	0.275%	0.350%	0.350%	0.350%

Dealer:	98.800%	98.600%	98.350%	97.850%	97.600%

Maturity Date:	2/15/2013	2/15/2015	2/15/2018	2/15/2023	2/15/2028

Stated Annual Interest Rate:	4.750%	4.850%	Step: 3.500% through 2/14/06, and 6.500% thereafter (unless called)	5.350%	5.600%

Interest Payment Frequency:	Monthly	Monthly	Monthly	Monthly	Monthly

First Payment Date:	3/15/2003	3/15/2003	3/15/2003	3/15/2003	3/15/2003

Additional Amounts:	N/A	N/A	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes	Yes	Yes

Callable by Issuer:	No	No	Yes	No	Yes

If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	N/A	2/15/2006 Callable one time only at 100% on call date above with 30 days notice.	N/A	2/15/2008 Callable one time only at 100% on call date above with 30 days notice.

Original Issue Discount [3] :	N/A	N/A	N/A	N/A	N/A

Other Material Terms (if any):	N/A	N/A	N/A	N/A	N/A

[3]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see “Tax Consequences to U.S. Holders — Original Issue Discount Notes” in the Prospectus